STOCKNET, INC.

                              EMPLOYMENT AGREEMENT

     Employment Agreement by and between PETER DUNN ("Executive"); and STOCKNET, INC., a California corporation ("Employer"). This Agreement is effective as of March 1, 1998.

                                    RECITALS

     Executive has acquired special skills and abilities and has an extensive background in and knowledge of Employer's business. In order to retain the benefit of Executive's experience, skills, abilities, background and knowledge, Employer desires assurance of the continuation of this association and is therefore willing to engage Executive on the terms and conditions set forth in this Agreement. Executive desires to continue working for Employer, and is willing to do so on these terms and conditions.

     NOW, THEREFORE, in consideration of the above recitals and of the mutual promises and conditions in this Agreement, it is agreed as follows:
     1. TERM. Subject to the earlier termination as provided in this Agreement, Executive shall be employed for a term of two (2) years commencing March 1, 1998, and terminating February 28, 2000.
     This term shall be automatically renewed upon expiration for successive periods of the same length, subject to the same conditions, unless Executive is notified to the contrary as provided in this Agreement.
     2. PLACE OF EMPLOYMENT. Unless the parties otherwise agree in writing, and except that Employer may from time to time require Executive to travel temporarily to other locations on Employer's business, Executive shall perform the services required under this Agreement at Employer's office located at 17337 Ventura Boulevard, #300, Encino, California 91316, or at such other office of Employer in Los Angeles County.
     3. DUTIES AND AUTHORITY. Executive shall be President, General Manager, and Chief Executive Officer of Employer, with full power and authority to hire and fire employees and to manage and conduct Employer's business, subject to policies adopted by the Board of Directors.

     Executive shall not, however, take any of the following actions on behalf of Employer without the approval of the Board of Directors:
     (1)  Borrowing  money,executing  guarantees,  or  obtaining  credit  in any amount;
     (2) Expending funds for capital equipment in excess of budgeted expenditures for any calendar month:
     (3) Selling or transferring  capital assets.
     (4) Executing any contract or making any commitment for the purchase or sale of Employer's products or facilities in any amount.
     (5) Executing any lease of real or personal property.
     (6)  Hiring  or  firing  any  corporate   officer.
     (7) Exercising any discretionary authority or control over the management of any employee welfare or pension benefit plan or over the disposition of the assets of any such plan.
     4. REASONABLE TIME AND EFFORT. During the term of this Agreement, Executive shall devote such time, interest, and effort to the performance of this Agreement as may be fairly and reasonably necessary. Employer is aware that Executive renders and will continue to render services to U.S. STOCK TRANSFER CORP., California corporation, during the term of this Agreement.
     5. COVENANT NOT TO COMPETE DURING TERM OF AGREEMENT. During the term of this Agreement, Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with Employer's business.


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     6. SALARY. Employer shall pay Executive, in equal monthly installments, the following basic monthly salary:  Eight Thousand  Dollars  ($8,000.00).
     7. BONUS COMPENSATION. In addition to the compensation provided for above, Employer may also from time to time issue bonus compensation based on exceptional employment performance. The payment of a bonus or bonuses shall not establish a precedent of future requirement, nor shall it constitute a permanent modification of this Agreement.
     8. ADDITIONAL BENEFITS. During the employment term, Executive shall be entitled to receive all other benefits of employment generally available to Employer's other executive and managerial employees when Executive becomes eligible for them, including group health and insurance benefits and annual vacation and sick leave.
     9. ADDITIONAL BENEFITS. In its sole discretion, Employer may provide other benefits in addition to the basic annual salary. Employer may institute or revoke such benefits as it sees fit, and any such benefits shall not create a precedent or a requirement, nor shall they constitute a permanent modification of this Agreement.
     10.  EXPENSES.   During  the  employment  term,  Employer  shall  reimburse
Executive   One  Thousand   Dollars   ($1,000.00)   per  month  for   reasonable
out-of-pocket   expenses  incurred  in  connection  with  Employee's   business,
including travel expenses, food, and lodging while away from home, subject to such policies as Employer may from time to time reasonably establish for its employees.
     11. AUTOMOBILE ALLOWANCE. During the employment term, Employer shall reimburse Executive for the use of his automobile on behalf of Employer the sum of Eight Hundred Dollars ($800.00) per month plus reimbursement for gasoline usage.
     12. EMPLOYER'S OWNERSHIP OF INTANGIBLES. Employer shall be the sole owner of all processes, inventions, patents, copyrights, trademarks, and other intangible rights conceived or developed by Executive, either alone or with others, during the terms of Executive's employment, whether or not conceived or developed during Executive's working hours, which (a) result from work performed by Executive for Employer, (b) relate to Employer's business or Employer's actual demonstrably anticipated research and development, or (c) have used Employer' s equipment, supplies, facilities, or trade secrets. Executive shall disclose to Employer all inventions conceived during the term of employment, whether or not the property of Employer under the terms of the preceding sentence, provided that such disclosure shall be received by Employer in confidence. Executive shall execute all documents, including patent applications and assignments, required by Employer to establish Employer's rights under this paragraph.
     13. INDEMNIFICATION BY EMPLOYER. Employer shall to the maximum extent permitted by law, indemnify and hold Executive harmless against expenses, including reasonable attorney's fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive's employment by Employer. Employer shall advance to Executive any expenses incurred in defending any such proceeding to the maximum extent permitted by law.
     14. TERMINATION FOR CAUSE. Employer may terminate this Agreement at any time without notice if Executive commits any material act of dishonesty, discloses confidential information, commits gross carelessness or misconduct, unjustifiably neglects employment duties, or acts in any way that has a direct, substantial, and adverse effect on Employer's reputation.
     15. TERMINATION ON DISABILITY. Employer may terminate this Agreement without notice if Executive is unable due to mental or physical illness or injury to perform Executive's duties in a normal and regular manner for the disability period specified below. The termination shall be effective as of the end of the calendar month in which the disability period ends.
Disability  Period:  Six (6) months


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     16.  TERMINATION  ON DEATH.  If  Executive  dies during the initial term or during any renewal terms of this Agreement, this Agreement shall be terminated on the last day of the calendar month in which the death occurred.
     17. EFFECT OF MERGER OR SALE OF ASSETS. This Agreement shall not be terminated by any merger in which Employer is not the surviving entity or by any transfer of all or substantially all of Employer' s assets. In the event of any such merger or transfer of assets, this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which the Employer's assets are transferred.
     18. UNFAIR COMPETITION PROHIBITED. During the course of employment, Executive will have access to trade secrets and confidential information about Employer and Employer's products, customers, and methods of doing business. In consideration of access to this information, Executive agrees that for the period specified below following termination of employment, Executive will not engage in direct or indirect competition with Employer in the field of activity and locations listed below. Executive understands and agrees that direct and indirect competition include but are not limited to the activities set forth below.
Noncompetition  Period:  Three (3)  years
Geographic Areas or Locations: United States
     19.  TRADE  SECRETS  AND  CONFIDENTIAL   INFORMATION.   In  the  course  of
employment, Executive may have access to trade secrets and confidential information relating to Employer's business. Except as required in the course of Executive's employment by Employer, Executive will not, without Employer's prior consent, during the employment term and for the period specified below following termination of employment, directly or indirectly disclose to any third party any such trade secrets or confidential information.
Nondisclosure Period: Three (3) years
     20. CUSTOMER INFORMATION; SOLICITATION OF OTHER EMPLOYEES. In the course of employment, Executive will have access to confidential records and data pertaining to Employer's customers and customer relations. Such information is considered secret and is disclosed to Executive in confidence. Except in the course of Executive's employment by Employer or with Employer' s prior consent, Executive will not directly or indirectly disclose or use any such information during the employment terms and during the period following termination of employment specified below. In addition, during the specified period, Executive
will  not  induce  or  attempt  to  induce  any  of   Employer's   employees  or
representatives to discontinue wording for or representing Employer in order to work for or represent any of Employer's competitors.
Nondisclosure Period: Three (3) years
     21. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three (3) arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator selected by that party, the fees of the party's own attorneys, the expenses of the party's own witnesses, and any other expenses connected with presenting that party's case. All other costs of arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties.
     22. INJUNCTIVE RELIEF. Executive is obligated under this Agreement to render services of a special, unique, unusual, and intellectual character, which give this Agreement peculiar value The loss of these services cannot be
reasonably  or  adequately   compensated   by  damages  in  an  action  at  law.
Accordingly, in addition to other remedies provided during the term or any renewal term of this Agreement to obtain injunctive relief against the breach of


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this  contract  by  Executive  or  the  performance  of  services  elsewhere  by
Executive, or both. Services rendered by Executive to U.S. STOCK TRANSFER CORP., a California corporation, are specifically excluded from this Agreement.
     23. NON-ASSIGNMENT BY EXECUTIVE. Executive' s rights and obligations under this Agreement are personal and non-assignable.
     24. INTEGRATION. This Agreement contains the entire agreement of the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties, including all prior employment agreements, whether or not fully performed by Executive before the date of this Agreement. No amendments to this Agreement may be made except by a writing signed by both parties.
     25. CHOICE OF LAW. This Agreement shall be governed by California law.
     26. NOTICES. Any notice to Employer required or permitted under this Agreement shall be given in writing, either by personal service or by registered or certified mail, postage prepaid, addressed to Employer's President or Secretary at Employer' s principal place of business. Any such notice to Executive shall be given in a like manner and, if mailed, shall be addressed to Executive at Executive's home address then shown in Employer's files. Notices by personal service are deemed given on the date of delivery; notices by mail ate deemed given on the second business day after mailing.
     27. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, the other portions of the agreement shall nevertheless continue in full force and effect. If any provision is held invalid or unenforceable With respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     Executed by the parties as of the day and year first above written.



                                                      STOCKNET. INC.

                                                      By:

                                                      Allen Dunn, Vice President


                                                      PETER DUNN


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